Exhibit 10.1

AMENDED AND RESTATED

ASSET PURCHASE AGREEMENT

This Amended and Restated Asset Purchase Agreement (hereinafter referred to as the “Agreement”) is dated this 12th day of May, 2006, and shall be effective retroactive to August 1, 2005, and is made by and between Geotec Thermal Generators, Inc. a Florida corporation that maintains its principal place of business at 110 East Atlantic Avenue, Suite 200, Delray Beach, FL, 33444 (the “Company” or “Buyer”), William D. Richardson (“Richardson”), whose business address is 1117 S. W. 11th Street, Boca Raton, Florida 33486, RichCorp, Inc. (“RichCorp”), a Florida corporation whose principal place of business is located at 1117 S. W. 11th Street, Boca Raton, Florida 33486 and RichCorp SRL (“Richcorp SRL”), an Argentine corporation, which is a wholly-owned subsidiary of RichCorp and Rich Labs, Inc. (“Rich Labs”), which also is a wholly owned subsidiary of RichCorp.  Richardson, RichCorp, Rich Labs and Richcorp SRL shall hereinafter be referred to collectively as “Sellers.”  The signatories to this Agreement may hereinafter be referred to collectively as the “Parties.”

Reference is made to that certain Share Exchange Agreement (the “Exchange Agreement”) between the Parties dated August 1, 2005, pursuant to which the Parties desired to exchange shares of Geotec preferred stock in order to obtain Sellers’ rights to various quantities of coal situated in Argentina and after-acquired rights to quantities of coal located throughout South America and, which the Parties desire to amend and clarify upon completion of due diligence relative to the transaction, in order to more precisely state their intentions and to facilitate more efficient business operations and relations between the Parties; and

WHEREAS, Geotec has previously agreed, subject to a due diligence review of the transaction, to a share exchange with RichCorp in order for Geotec to obtain contractual rights and/or mineral rights held by RichCorp and/or Richcorp SRL regarding coal and coal by-products derived from several coal mines in Argentina and to facilitate acquisition of additional coal rights throughout South America and elsewhere in the world, (all of such rights and interests, including after acquired coal rights and interests are hereinafter referred to as the “Coal Interests”) and, to obtain other assets from RichCorp and Rich Labs; and

WHEREAS, Buyer and Sellers have not consummated the executory provisions of the Exchange Agreement and have not delivered the securities referenced in the Exchange Agreement and have now agreed, upon completion of due diligence that it is in the best interests of the Parties that Buyer’s acquisition of the Coal Interests and other assets occur in connection with an assignment and asset purchase of such interests rather than through a stock purchase transaction; and

WHEREAS, Sellers have approved the assignment and sale of the rights to certain of Sellers’ assets including, but not limited to, the Coal Interests and all Coal Interests hereinafter acquired by Sellers and agree to the execution of this Agreement as an amendment to and/or novation of the Exchange Agreement.

NOW THEREFORE, in exchange for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and the mutual covenants, considerations, conditions hereinafter set forth, the Sellers and Buyer hereby agree as follows:

ARTICLE ONE

SALE AND PURCHASE

1.01 Recitals. The Parties hereto agree that the recitals are true and correct and by this reference are incorporated into this Agreement.  Any Exhibits referred to in this Agreement are also hereby incorporated into this Agreement by reference.

1.02 Asset Assignment and Sale. Subject to the terms, conditions and provisions of this Agreement, the Sellers hereby ratify and affirm the assignment and sale to the Buyer of all of the Coal Interests, including all mineral rights owned or leased by RichCorp, Richcorp SRL and/or Bill Richardson and all corporate names, websites owned or operated by RichCorp, Rich Labs and Richcorp SRL in Argentina and all of the physical assets, papers and working documents of RichCorp and Rich Labs.  All of the aforementioned assets of the Sellers shall hereinafter be referred to as the “Assets.”

1.03 Consideration for the Purchase. Sellers acknowledge and agree that Buyer has tendered as complete consideration for purchase of the Assets, a total of ten thousand (10,000) shares of Buyer’s convertible preferred stock (the “Preferred Shares”) with stock conversion exchange dates of November 1, 2006, 2007 and 2008.  The preferences relating to the Preferred Shares will be summarized on each certificate representing such shares and will entitle the holder of the Preferred Shares to convert the Preferred Shares to 10.5 million (10,500,000) restricted shares of the Buyer’s common stock (the “Minimum Shares”) up to a maximum of 21 million (21,000,000) restricted shares of the Buyer’s common stock (the “Maximum Shares”) based upon the EBITDA criteria set forth below.  Conversion of the Preferred Shares may be deferred at the option of the Sellers until August 1, 2007 or August 1, 2008.  As of the execution of this Agreement, 3,500,000 restricted shares of the Buyer’s common stock (⅓ of the Minimum Shares) shall be deemed “earned” and may be issued and delivered to RichCorp, as referenced above.  The balance (7,000,000 shares of Buyer’s common stock) of the Minimum Shares shall be deemed earned when EBITDA for RichCorp equals twenty million dollars ($20,000,000.00) per year.  On a pro rata basis, shares of Buyer’s common stock above the Minimum Shares and up to the Maximum Shares shall be deemed earned when EBITDA for RichCorp exceeds twenty million dollars ($20,000,000.00) per year.  The Maximum Shares shall be deemed earned when EBITDA for RichCorp equals forty million dollars ($40,000,000.00) per year.  The total number of shares of Buyer’s common stock shall not exceed 21,000,000 under the conversion terms of this paragraph or the preferences of the Preferred Shares.

1.04 Ownership of the Preferred Shares.  The Preferred Shares shall be issued to RichCorp.  Said distribution shall occur on the anniversaries of this Agreement defined as the dates of August 1, 2006, August 1, 2007, and August 1, 2008, equal to one-third of the total exchange of shares, date thereof.  Notwithstanding the above, Sellers acknowledge and agree that all of the Preferred Shares and restricted common stock of the Company earned and obtained upon conversion shall be subject to the same terms and conditions of the Buyer’s share lock up agreement, which extends for 5 years, until April 30, 2010, as filed with the United States

Securities and Exchange Commission via the EDGAR system.  Sellers acknowledge and agree that the share lock up agreement and this paragraph prohibit transfer of the Preferred Shares and the restricted common stock of the Company earned and obtained upon conversion for a period of five years until April 30, 2010.

1.05 Effective Date. For purposes of this Agreement, the Effective Date shall be August 1, 2005.

ARTICLE TWO

REPRESENTATIONS, WARRANTIES, AND CONDITIONS

2.01 Representations and Warranties of RichCorp, Rich Labs and Richcorp SRL. As a material inducement for the Buyer to purchase the Assets, RichCorp, Rich Labs and Richcorp SRL make the following representations and warranties for the benefit of the Buyer, which Sellers represent and warrant shall be true at Closing as if made that date, and which shall survive the Closing and the delivery of all instruments and documents contemplated herein and, at Closing, such representations and warranties will be so certified in form and substance satisfactory to the Buyer and the Buyer's counsel:

(a) Organization; good standing. RichCorp is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida and has all requisite corporate and other power and all necessary permits, certificates, licenses, approvals and other authorizations required to carry on and conduct its business and to own, lease, use and operate its properties at the places and in the manner in which such business is presently carried on and conducted.  RichCorp is qualified to do business as a foreign corporation in each state (other than Florida) in which the nature of RichCorp's business or of its assets makes qualification to do business as a foreign corporation necessary.

(i)  Rich Labs and Richcorp SRL are corporations duly organized, validly existing and in good standing under the laws of their jurisdiction of origin and have all requisite corporate and other power and all necessary permits, certificates, licenses, approvals and other authorizations required to carry on and conduct their business and to own, lease, use and operate their properties at the places and in the manner in which such businesses are presently carried on and conducted.

(b) Authority. RichCorp, Rich Labs and Richcorp SRL have full power and authority to execute, deliver and perform this Agreement without the consent of any other person or entity (governmental or otherwise).

(c) Governmental, lender and other consents, etc.  No consent, approval or authorization of or designation, declaration or filing with any governmental authority, lender, lessor, lessee or other person or entity on the part of RichCorp, Rich Labs or Richcorp SRL is required in connection with the execution or delivery of this Agreement and the consummation of the transactions contemplated hereby. RichCorp, Rich Labs and

Richcorp SRL specifically represent that the consummation of the transactions contemplated by this Agreement will not result in or constitute any of the following: (i) a default, breach, or violation, or an event that would be, or with notice or lapse of time, or both, or at the election of any person would be, a default, breach or violation of any note, lease, mortgage, leasehold mortgage, security agreement, deed of trust, indenture or other document or instrument to which they are bound or to which any of their respective assets or properties is subject; (ii) an event that would permit, or with notice or lapse of time, or both, or at the election of any person would permit any party to terminate any lease or other agreement or contractual obligation, or to accelerate the maturity of any indebtedness or other contractual obligation of RichCorp, Rich Labs and Richcorp SRL or to which any of their respective assets or properties is subject; (iii) result in, or with notice or lapse of time, or both, or at the election of any person, would result in, the creation or imposition of any lien, charge, or encumbrance on any of the assets or properties of RichCorp Rich Labs and Richcorp SRL; or (iv) would subject, or with notice of lapse of time, or both, or at the election of any person would subject any of their respective assets or properties to become subject to a mortgage foreclosure or other proceeding or action to enforce any lien or security interest encumbering any of their,  assets or properties, whether such lien or security interest shall have arisen directly or by collateral assignment; and is not violative of any securities laws, Federal or State.

(d) Adverse agreements.  RichCorp Rich Labs and Richcorp SRL are not a party to any agreement or instrument or subject to any charter or other corporate restriction or any judgment, order, writ, injunction, decree, rule or regulation which materially and adversely affects or, so far as they can now foresee, may materially and adversely affect the business operations, prospects, properties, assets or financial condition or otherwise of RichCorp, Rich Labs and Richcorp SRL or the value of the Assets.

(e) Intellectual Property.  RichCorp, Rich Labs and Richcorp SRL have not interfered with, infringed upon, misappropriated, or otherwise come into conflict with any intellectual property rights of third parties, and neither Richardson, nor any of the officers, directors, employees, agents or independent contractors of them has ever received any charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or violation (including any claim that RichCorp, Rich Labs or Richcorp SRL must license or refrain from using any intellectual property rights of any third party). No third party has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any intellectual property rights of RichCorp, Rich Labs or Richcorp SRL.

Exhibit D identifies each patent or registration which has been issued to RichCorp, Rich Labs and Richcorp SRL with respect to any of their intellectual property.

(f) Title to the Assets.  RichCorp, Rich Labs and Richcorp SRL have conveyed to Geotec good, valid and marketable title to all of the Assets. They are the owners of the Assets and hold the Assets free and clear of any security interest, lien, encumbrance, claim, pledge, charge, limitation, agreement, or restriction whatsoever, with full and absolute right and power to sell, assign, exchange, transfer and deliver the Assets as herein provided without the consent of any other person.

(g) Escrow.  None of the Assets are held for any other person or entity and is not subject to any pledge or security interest, or subject to any voting trust or voting agreement or proxy.

(h) Contracts.  Sellers represent and warrant that there are no other agreements with any other person or entity that would entitle any other person or entity to any claim of rights or entitlements to the ownership, use or possession of the Assets.

(i) Title Vesting.  Sellers represent and warrant that the transfer of the Assets to Buyer has vested Buyer with good, valid, marketable and indefeasible title to the Assets, representing one hundred percent (100.0%) of the interest and rights outstanding for the ownership of the Assets, free and clear of any security interest, encumbrance, claim, pledge, charge, limitation, or restriction whatsoever.

2.02 Indemnity by Sellers.

(a) Indemnifiable Matters. Sellers shall indemnify, defend and hold harmless the Buyer, and its respective officers, directors, shareholders, employees and agents (separately and collectively referred to as the "Indemnitee"), against and in respect of:

(i) all liabilities and other obligations of the Sellers of any nature, whether accrued, absolute, contingent, or otherwise, existing at the Closing date, to the extent not disclosed in this Agreement or the Exhibits attached hereto, including, without limitation, all liabilities and other obligations arising out of negligent acts or omissions of the Sellers or their agents, employees, directors, officers, representatives or contractors, and all liabilities and other obligations arising out of or based upon transactions entered into, prior to the Closing date, and all federal or state tax liabilities accrued, or measured by Seller’s income or sales, for any period prior to and including the Closing Date;

(ii) any claim, suit, obligation, liability, loss, damage, injury or expense, arising directly out of, connected with, related to, or resulting from any breach of any covenant, written representation, warranty or agreement made by Sellers in this Agreement, except to the extent that Buyer’s conduct gives rise to the foregoing in connection with performance of those acts identified in the recitals herein;

(b) Binding Effect. The indemnification provisions of this paragraph 2.02 shall inure to the benefit of the employees, agents, heirs, personal representatives, successors and assigns of the Buyer-Indemnitee and shall be binding upon the employees, agents, heirs, successors, and assigns, if any, of the Sellers.

ARTICLE THREE

BUYER’S WARRANTIES AND REPRESENTATIONS

3.01 Representations and Warranties of Buyer. The Buyer makes the following representations and warranties for the benefit of the Sellers which the Buyer represents and warrants shall be true at Closing as if made that date, and which shall survive the Closing and the delivery of all instruments and documents contemplated herein and, at Closing, such representations and warranties will be so certified in form and substance satisfactory to the Sellers and the Sellers’ counsel:

(a) Authority. The Buyer has full power and authority to execute, deliver and perform this Agreement without the consent of any other person or entity.

(b)  Buyer’s Issuance of Preferred Shares.  The Buyer has full power and authority to issue and deliver the Preferred Shares as contemplated by this Agreement without the consent of any other person or entity.

(c)  Securities Laws.  All of the shares of stock to be issued or sold herein pursuant to the terms of the Agreement (i) have not been registered with the United States Securities and Exchange Commission nor with the State of Florida or any other state securities regulatory agency; (ii) this sale is being accomplished in reliance upon Section 4(2) of the Securities Act of 1933 as an exempt transaction in compliance with the aforementioned section and not in reliance upon Securities and Exchange Commission Regulation D, 17 C.F.R. Section 230.501 et seq., promulgated thereunder; and (iii) in reliance in the State of Florida on Section 517.061(11) of the Florida Statutes, thereby claiming that the offer, purchase and sale of the Preferred Shares herein is an exempt transaction under the aforementioned Florida Statutes and Florida Administrative Code Rules promulgated thereunder.

ARTICLE FOUR

OTHER AGREEMENTS

The Parties covenant and agree as follows:

4.01 General.  In case at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as any other Party reasonably may request, all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefore under this Agreement).

ARTICLE FIVE

MISCELLANEOUS

5.01 Notices. Any notice required or provided for in this Agreement to be given to any party shall be mailed certified mail, return receipt requested, or hand delivered, to the party at the address set forth in the preamble.

5.02 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the heirs, successors and assigns of the parties.

5.03 Florida Law. This Agreement shall be construed and enforced in accordance with the laws of the State of Florida.

5.04 Construction. The articles, section headings, captions, or abbreviations are used for convenience only and shall not be resorted to for interpretation of this Agreement. Wherever the context so requires, the masculine shall refer to the feminine, the singular shall refer to the plural, and vice versa.

5.05 Fees. In the event that any party is required to engage the services of legal counsel to enforce its rights under this Agreement against any other party, regardless of whether such action results in litigation, the prevailing party shall be entitled to reasonable attorneys’ fees and costs from the other party, which in the event of litigation shall include fees and costs incurred at trial and on appeal.

5.06 Entire Agreement. This Agreement contains the entire understanding among the parties and supersedes any prior written or oral agreement between them respecting the subject matter of this Agreement. There are no representations, agreements, arrangements, or understandings, oral or written, between the parties hereto relating to the subject matter of this Agreement that are not fully expressed herein.

5.07 Amendments. Any amendments to this Agreement shall be in writing signed by all parties.

5.08 Severability. In case any one or more provisions contained in this Agreement shall, for any reason, be held invalid illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision hereof and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had not been contained herein.

5.09 Assignment. This Agreement is assignable by Buyer without the prior written consent of Seller and Company.

5.10 Waiver. No consent or waiver, expressed or implied, by a party of any breach or default by any other party in the performance by that other party of its obligations hereunder shall be deemed or construed to be a consent or waiver to any other breach or default in the performance by such other party of the same or any other obligations of such other party hereunder. Failure on the art of any party to complain of any act or failure to act of another party or to declare that other party in default, irrespective of how long such failure continues, shall not constitute a waiver of such party of its rights hereunder.

5.11 Counterparts. This agreement may be executed in multiple counterparts each of which shall be deemed an original for all purposes.

5.12 Arbitration. The parties hereby agree that any and all controversies or disputes arising from this Agreement, including but not limited to interpretation, construction and performance of same or regarding any matter whatsoever, shall be submitted to binding arbitration before the American Arbitration Association, under its Commercial Rules, in St. Petersburg, Florida.  Notwithstanding this Agreement, any court of competent jurisdiction in Pinellas County, Florida shall have concurrent jurisdiction to enforce the provisions of this Agreement through the issuance of temporary or preliminary injunctive relief pending resolution of the merits of any such dispute before the American Arbitration Association.

5.13 Survival of Representations and Warranties.  The representations and warranties set forth in this Agreement shall be continuing and shall survive the Closing Date.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as reflected below.

 WITNESS:

RICHCORP, INC.

A Florida Corporation

__________________________

/s/ William D. Richardson

__________________________

William D. Richardson, President, CEO

WITNESS:

__________________________

/s/ William D. Richardson

__________________________

William D. Richardson, an individual (“Seller”)

WITNESS:

RICH LABS

__________________________

/s/ William D. Richardson

__________________________

William D. Richardson

WITNESS:

RICHCORP SRL

An Argentine corporation

__________________________

/s/ William D. Richardson

__________________________

William D. Richardson, President, CEO

WITNESS:

GEOTEC THERMAL GENERATORS, INC.

A Florida Corporation (“Buyer”)

__________________________

/s/ Bradley T. Ray

__________________________

Bradley T. Ray, Chairman, Chief Executive Officer